Exhibit 99.7
Last Updated
10/27/06
Pinnacle West Capital Corporation
Earnings Variance Explanations
for the Periods Ended September 30, 2006 and 2005
      This discussion explains the changes in our consolidated earnings for the three-month and nine-month periods ended September 30, 2006 and 2005. Unaudited Condensed Consolidated Statements of Income for the three months and nine months ended September 30, 2006 and 2005 follow this discussion. We will file our Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2006 on or before November 9, 2006. We suggest that this discussion be read in connection with the Pinnacle West Capital Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).
EARNINGS CONTRIBUTION BY BUSINESS SEGMENT
      Pinnacle West has three principal business segments (determined by products, services and the regulatory environment):
•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to Native Load customers) and related activities and includes electricity generation, transmission and distribution;

•	our real estate segment, which consists of SunCor’s real estate development and investment activities; and

•	our marketing and trading segment, which consists of our competitive energy business activities, including wholesale marketing and trading and APS Energy Services’ commodity-related energy services.
      The following table summarizes net income by segment for the three months and nine months ended September 30, 2006 and 2005 (dollars in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Regulated electricity (a)	$170	$70	$252	$152
Real estate	17	7	47	26
Marketing and trading	(4)	7	6	18
Other	1	1	2	3

Income from continuing operations	184	85	307	199
Discontinued operations — net of tax:
Real estate (b)	—	14	2	16
Marketing and trading (c)	—	1	1	(64)
Other	—	4	(1)	4

Net income	$184	$104	$309	$155

(a)	2005 periods include an $87 million after-tax regulatory disallowance of plant costs in accordance with the APS retail rate case settlement.

(b)	Primarily relates to sales of commercial properties.

(c)	Relates to losses on the sale of Silverhawk announced in June 2005 and related operations until the sale closed in January 2006.
PINNACLE WEST CONSOLIDATED — RESULTS OF OPERATIONS
General
      Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment and our marketing and trading segment, gross margin refers to operating revenues less fuel and purchased power costs. “Gross margin” is a “non-GAAP financial measure,” as defined in accordance with SEC rules. Exhibit 99.10 reconciles this non-GAAP financial measure to operating income, which is the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). We view gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our management in analyzing our business segments. We believe that investors benefit from having access to the same financial measures that our management uses.
Deferred Fuel and Purchased Power Costs
      Arizona Public Service Company’s (“APS”) retail rate case settlement relating to its 2003 general rate case became effective April 1, 2005. As part of the settlement, the Arizona Corporation Commission (“ACC”) approved the Power Supply Adjustor (“PSA”), which permits APS to defer for recovery or refund fluctuations in retail fuel and purchased power costs, subject to specified parameters. In accordance with the PSA, APS defers for future rate recovery 90% of the difference between actual retail fuel and purchased power costs and the amount of such costs currently included in base rates. APS’ recovery of PSA deferrals from its customers is subject to the ACC’s approval of annual PSA adjustments and periodic surcharge applications.
      Since the inception of the PSA, APS has incurred substantially higher fuel and purchased power costs than those authorized for recovery through APS’ current base rates primarily due to the use of higher cost resources to serve incremental customer growth and has deferred those cost differences in accordance with the PSA. The balance of APS’ PSA deferrals at September 30, 2006 was $209 million. APS estimates that its PSA deferral balance at December 31, 2006 will be approximately $140 million to $160 million, based on the amounts already approved for collection and on APS’ hedged positions for fuel and purchased power at September 30, 2006 and recent forward market prices for natural gas and purchased power (which are subject to change). The recovery of PSA deferrals through ACC approved adjustors and surcharges recorded as revenue is offset dollar-for-dollar by the amortization of those deferred expenses.
      APS operated Palo Verde Unit 1 at reduced power levels from December 25, 2005 until March 18, 2006 due to vibration levels in one of the Unit’s shutdown cooling lines. During an outage at Unit 1 from March 18, 2006 to July 7, 2006, APS performed the necessary work and modifications to remedy the situation. APS estimates that incremental replacement power costs resulting from these Palo Verde outages and reduced power levels were approximately $86 million during the nine months ended September 30, 2006. The impact on the PSA deferrals was an increase of approximately

$78 million in that period. These Palo Verde replacement power costs were partially offset by $43 million of lower than expected replacement power costs related to APS’ other generating units during the nine months ended September 30, 2006, which decreased PSA deferrals by $39 million.
      The PSA deferral balance at September 30, 2006 and estimated balance as of December 31, 2006 each includes (a) $45 million related to replacement power costs associated with unplanned 2005 Palo Verde outages and (b) $78 million related to replacement power costs associated with unplanned 2006 outages or reduced power operations at Palo Verde. The PSA deferrals associated with these unplanned Palo Verde outages and reduced power operations are the subject of ACC prudence reviews. The ACC Staff has recommended disallowance of $17 million of the 2005 costs. The recommendation will be considered as part of APS’ general rate case currently before the ACC. The ACC Staff recommendation does not change management’s belief that the expenses in question were prudently incurred and, therefore, are recoverable.
Operating Results — Three-month period ended September 30, 2006 compared with three-month period ended September 30, 2005
      Our consolidated net income for the three months ended September 30, 2006 was $184 million compared with $104 million for the comparable prior-year period. The three months ended September 30, 2005 included income from discontinued operations of $19 million, a substantial portion of which was related to the sale of real estate commercial properties. Income from continuing operations increased $99 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Income from continuing operations increased approximately $100 million primarily due to an $87 million after-tax regulatory disallowance of plant costs recorded in 2005. Income was also higher due to higher retail sales volumes related to customer growth. These positive factors were partially offset by the effects of milder weather on retail sales. Higher fuel and purchased power costs (as discussed above) were substantially offset by the deferral of those costs in accordance with the PSA.

•	Real Estate Segment — Income from continuing operations increased approximately $10 million primarily due to the sale of certain joint venture assets and increased margins on residential and parcel sales. Income from discontinued real estate operations decreased $14 million due to lower commercial property sales.

•	Marketing and Trading Segment — Income from continuing operations decreased approximately $11 million primarily due to declines in forward prices.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions):
Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher fuel and purchased power costs	$(32)	$(19)
Increased deferred fuel and purchased power costs	30	18
Higher retail sales volumes due to customer growth, excluding weather effects	28	17
Effects of milder weather on retail sales	(6)	(4)
Miscellaneous items, net	3	2

Net increase in regulated electricity segment gross margin	23	14
Lower marketing and trading segment gross margin primarily due to declines in forward prices	(16)	(10)
Higher real estate segment contribution primarily related to the sale of certain joint venture assets and increased margins on residential and parcel sales	17	10
Regulatory disallowance of plant costs in 2005, in accordance with the APS retail rate case settlement	143	87
Operations and maintenance increases primarily due to:
Generation costs, including maintenance and overhauls	(3)	(2)
Miscellaneous items, net	(2)	(1)
Higher depreciation and amortization primarily due to increased plant asset balances	(5)	(3)
Miscellaneous items, net	1	4

Net increase in income from continuing operations	$158	99

Discontinued operations primarily related to sales of real estate assets		(19)

Net increase in net income		$80

Regulated Electricity Segment Revenues
      Regulated electricity segment revenues were $134 million higher for the three months ended September 30, 2006 compared with the prior-year period primarily as a result of:
•	a $102 million increase in revenues related to recovery of PSA deferrals, which had no earnings effect because of amortization of the same amount recorded as fuel and purchased power expense (see “Deferred Fuel and Purchased Power Costs” above);

•	a $43 million increase in retail revenues related to customer growth, excluding weather effects;

•	an $8 million decrease in retail revenues related to milder weather;

•	an $8 million decrease in Off-System Sales due to lower prices; and

•	a $5 million increase due to miscellaneous factors.

Real Estate Segment Revenues
      Real estate segment revenues were $19 million higher for the three months ended September 30, 2006 compared with the prior-year period primarily as a result of:
•	a $13 million increase from residential sales due to higher prices; and

•	a $6 million increase from parcel sales.
Marketing and Trading Segment Revenues
      Marketing and trading segment revenues were $22 million lower for the three months ended September 30, 2006 compared with the prior-year period primarily as a result of:
•	a $17 million decrease in mark-to-market gains on contracts for future delivery due to changes in forward prices;

•	a $7 million decrease from lower prices on competitive retail sales in California; and

•	a $2 million increase due to higher power prices on delivered wholesale electricity sales.
Operating Results — Nine-month period ended September 30, 2006 compared with nine-month period ended September 30, 2005
      Our consolidated net income for the nine months ended September 30, 2006 was $309 million compared with $155 million for the comparable prior-year period. The nine months ended September 30, 2005 included a net loss from discontinued operations of $44 million, which was related to the sale and operations of Silverhawk, partially offset by income from the sales of real estate commercial properties. Income from continuing operations increased $108 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Income from continuing operations increased approximately $100 million primarily due to an $87 million after-tax regulatory disallowance of plant costs recorded in 2005. Income also increased due to higher retail sales volumes due to customer growth; income tax credits related to prior years resolved in 2006; effects of weather on retail sales; a retail price increase effective April 1, 2005; lower interest expense; and higher interest income. These positive factors were partially offset by higher operations and maintenance expense related to generation and customer service; and higher depreciation and amortization primarily due to increased plant asset balances, partially offset by lower depreciation rates. In addition, higher fuel and purchased power costs of $80 million after-tax were partially offset by the deferral of $51 million after-tax of costs in accordance with the PSA. See discussion above — “Deferred Fuel and Purchased Power Costs.”

•	Real Estate Segment — Income from continuing operations increased approximately $21 million primarily due to increased margins on residential and parcel sales and the sale of certain joint venture assets. Income from discontinued operations decreased $14 million due to lower commercial property sales.

•	Marketing and Trading Segment — Income from continuing operations decreased approximately $12 million primarily due to lower mark-to-market gains on contracts for future delivery, partially offset by higher unit margins on wholesale sales.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher fuel and purchased power costs	$(131)	$(80)
Increased deferred fuel and purchased power costs (deferrals began April 1, 2005)	83	51
Higher retail sales volumes due to customer growth, excluding weather effects	71	43
Effects of weather on retail sales	7	4
Retail price increase effective April 1, 2005	7	4
Miscellaneous items, net	(13)	(7)

Net increase in regulated electricity segment gross margin	24	15
Lower marketing and trading segment gross margin primarily related to lower mark-to-market gains, partially offset by higher unit margins on wholesale sales	(21)	(13)
Higher real estate segment contribution primarily related to increased margins on residential and parcel sales and the sale of certain joint venture assets	35	21
Regulatory disallowance of plant costs in 2005, in accordance with the APS retail rate case settlement	143	87
Operations and maintenance increases primarily due to:
Generation costs, including maintenance and overhauls	(32)	(20)
Customer service costs, including regulatory demand-side management programs and planned maintenance	(10)	(6)
Miscellaneous items, net	(2)	(1)
Higher depreciation and amortization primarily due to increased plant asset balances partially offset by lower depreciations rates	(5)	(3)
Lower interest expense, net of capitalized financing costs, primarily due to lower debt balances, partially offset by higher rates	6	4
Higher other income, net of expense, primarily due to miscellaneous asset sales and increased interest income	9	5
Income tax credits related to prior years resolved in 2006	—	10
Miscellaneous items, net	1	9

Net increase in income from continuing operations	$148	108

Discontinued operations:
Silverhawk loss in 2005		65
Lower commercial property real estate sales		(14)
Other		(5)

Net increase in net income		$154

Regulated Electricity Segment Revenues
      Regulated electricity segment revenues were $317 million higher for the nine months ended September 30, 2006 compared with the prior-year period primarily as a result of:
•	a $195 million increase in revenues related to recovery of PSA deferrals, which had no earnings effect because of amortization of the same amount recorded as fuel and purchased power expense (see “Deferred Fuel and Purchased Power Costs” above);
•	a $102 million increase in retail revenues related to customer growth, excluding weather effects;

•	a $12 million increase in Off-System Sales primarily resulting from sales previously reported in the marketing and trading segment that were classified beginning in April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate case settlement;

•	a $10 million increase in retail revenues related to weather;

•	a $7 million increase in retail revenues due to a price increase effective April 1, 2005; and

•	a $9 million decrease due to miscellaneous factors.
Real Estate Segment Revenues
      Real estate segment revenues were $85 million higher for the nine months ended September 30, 2006 compared with the prior-year period primarily as a result of:
•	a $62 million increase from residential sales due to higher prices and volumes;

•	a $15 million increase from parcel sales; and

•	an $8 million increase due to miscellaneous sales.
Marketing and Trading Segment Revenues
      Marketing and trading segment revenues were $8 million lower for the nine months ended September 30, 2006 compared with the prior-year period primarily as a result of:
•	a $26 million decrease in mark-to-market gains on contracts for future delivery due to changes in forward prices;

•	a $12 million decrease in Off-System Sales due to the absence of sales previously reported in the marketing and trading segment that were classified beginning in April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate case settlement;

•	a $25 million increase from higher prices on competitive retail sales in California; and

•	a $5 million increase due to miscellaneous factors.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	SEPTEMBER 30,		Increase (Decrease)
	2006	2005	Amount	Percent
Operating Revenues
Regulated electricity segment	$886,979	$753,428	$133,551	17.7%	B
Marketing and trading segment	84,425	107,031	(22,606)	21.1%	W
Real estate segment	97,871	78,755	19,116	24.3%	B
Other revenues	7,167	16,369	(9,202)	56.2%	W

Total	1,076,442	955,583	120,859	12.6%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	314,150	203,519	110,631	54.4%	W
Marketing and trading segment fuel and purchased power	80,906	86,945	(6,039)	6.9%	B
Operations and maintenance	164,396	158,940	5,456	3.4%	W
Real estate segment operations	78,853	67,508	11,345	16.8%	W
Depreciation and amortization	90,390	85,763	4,627	5.4%	W
Taxes other than income taxes	31,697	34,325	(2,628)	7.7%	B
Other expenses	5,610	13,521	(7,911)	58.5%	B
Regulatory disallowance	—	143,217	(143,217)	100.0%	B

Total	766,002	793,738	(27,736)	3.5%	B

Operating Income	310,440	161,845	148,595	91.8%	B

Other
Allowance for equity funds used during construction	3,178	2,852	326	11.4%	B
Other income	18,055	8,694	9,361	107.7%	B
Other expense	(3,693)	(4,915)	1,222	24.9%	B

Total	17,540	6,631	10,909	164.5%	B

Interest Expense
Interest charges	50,577	46,778	3,799	8.1%	W
Capitalized interest	(5,612)	(3,301)	(2,311)	70.0%	B

Total	44,965	43,477	1,488	3.4%	W

Income From Continuing Operations Before Income Taxes	283,015	124,999	158,016	126.4%	B

Income Taxes	98,836	40,305	58,531	145.2%	W

Income From Continuing Operations	184,179	84,694	99,485	117.5%	B

Income (Loss) From Discontinued Operations
Net of Income Taxes	(12)	19,043	(19,055)	100.1%	W

Net Income	$184,167	$103,737	$80,430	77.5%	B

Weighted-Average Common Shares Outstanding — Basic	99,491	98,697	794	0.8%

Weighted-Average Common Shares Outstanding — Diluted	99,973	98,816	1,157	1.2%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$1.85	$0.86	$0.99	115.1%	B
Net income — basic	$1.85	$1.05	$0.80	76.2%	B
Income from continuing operations — diluted	$1.84	$0.86	$0.98	114.0%	B
Net income — diluted	$1.84	$1.05	$0.79	75.2%	B
Certain prior-year amounts have been reclassified to conform to the 2006 presentation.
     B — Better
     W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	NINE MONTHS ENDED
	SEPTEMBER 30,		Increase (Decrease)
	2006	2005	Amount	Percent
Operating Revenues
Regulated electricity segment	$2,065,823	$1,749,110	$316,713	18.1%	B
Marketing and trading segment	259,352	267,460	(8,108)	3.0%	W
Real estate segment	318,328	232,950	85,378	36.7%	B
Other revenues	28,173	46,763	(18,590)	39.8%	W

Total	2,671,676	2,296,283	375,393	16.3%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	735,489	442,532	292,957	66.2%	W
Marketing and trading segment fuel and purchased power	227,797	215,347	12,450	5.8%	W
Operations and maintenance	511,155	467,121	44,034	9.4%	W
Real estate segment operations	248,595	190,555	58,040	30.5%	W
Depreciation and amortization	267,308	262,030	5,278	2.0%	W
Taxes other than income taxes	99,970	103,528	(3,558)	3.4%	B
Other expenses	22,562	39,451	(16,889)	42.8%	B
Regulatory disallowance	—	143,217	(143,217)	100.0%	B

Total	2,112,876	1,863,781	249,095	13.4%	W

Operating Income	558,800	432,502	126,298	29.2%	B

Other
Allowance for equity funds used during construction	10,612	8,407	2,205	26.2%	B
Other income	34,448	18,019	16,429	91.2%	B
Other expense	(12,953)	(12,985)	32	0.2%	B

Total	32,107	13,441	18,666	138.9%	B

Interest Expense
Interest charges	143,985	142,820	1,165	0.8%	W
Capitalized interest	(14,595)	(10,134)	(4,461)	44.0%	B

Total	129,390	132,686	(3,296)	2.5%	B

Income From Continuing Operations Before Income Taxes	461,517	313,257	148,260	47.3%	B

Income Taxes	154,900	113,863	41,037	36.0%	W

Income From Continuing Operations	306,617	199,394	107,223	53.8%	B

Income (Loss) From Discontinued Operations Net of Income Taxes	2,159	(44,474)	46,633	104.9%	B

Net Income	$308,776	$154,920	$153,856	99.3%	B

Weighted-Average Common Shares Outstanding — Basic	99,277	95,642	3,635	3.8%

Weighted-Average Common Shares Outstanding — Diluted	99,723	95,755	3,968	4.1%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$3.09	$2.08	$1.01	48.6%	B
Net income — basic	$3.11	$1.62	$1.49	92.0%	B
Income from continuing operations — diluted	$3.07	$2.08	$0.99	47.6%	B
Net income — diluted	$3.10	$1.62	$1.48	91.4%	B
Certain prior-year amounts have been reclassified to conform to the 2006 presentation.
     B — Better
     W — Worse